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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
Papa John's International, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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P.O. Box 99900
Louisville, Kentucky 40269-0900

April 14, 2003

Dear Stockholder:

        On behalf of the entire Papa John's team, I invite you to join us for the Company's upcoming Annual Meeting of Stockholders. The meeting will begin at 11:00 a.m. on Thursday, May 15, 2003, at the Company's corporate offices located at 2002 Papa John's Boulevard, Louisville, Kentucky.

        Following the formal items of business to be brought before the meeting, we will discuss our 2002 results and answer your questions. After the meeting, we hope you will join us for a slice of Papa John's pizza!

        Thank you for your continued support of Papa John's. We look forward to seeing you on May 15.

Sincerely,
/s/ JOHN H. SCHNATTER JOHN H. SCHNATTER Founder, Chairman of the Board, Chief Executive Officer and President

PAPA JOHN'S INTERNATIONAL, INC.
P.O. Box 99900
Louisville, Kentucky 40269-0900

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 15, 2003

To the Stockholders:

        The Annual Meeting of Stockholders of Papa John's International, Inc. (the "Company") will be held at the Company's corporate offices located at 2002 Papa John's Boulevard, Louisville, Kentucky on Thursday, May 15, 2003, at 11:00 a.m. (E.D.T.), for the following purposes:

  (1)
  To elect three directors to the class serving a term expiring at the annual meeting of stockholders in 2006 and one director to the class serving a term expiring at the annual meeting in 2004;

  (2)
  To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 28, 2003; and

  (3)
  To transact such other business as may properly come before the meeting or any adjournment thereof.

        A Proxy Statement describing matters to be considered at the Annual Meeting is attached to this Notice. Only stockholders of record at the close of business on March 28, 2003, are entitled to receive notice of and to vote at the meeting.

By Order of the Board of Directors
/s/ CHARLES W. SCHNATTER CHARLES W. SCHNATTER Senior Vice President, Chief Development Officer and Secretary

Louisville, Kentucky
April 14, 2003

IMPORTANT

        WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. IN THE EVENT YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

PAPA JOHN'S INTERNATIONAL, INC.
P.O. Box 99900
Louisville, Kentucky 40269-0900

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 15, 2003

GENERAL INFORMATION

        This Proxy Statement and accompanying proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Papa John's International, Inc., a Delaware corporation (the "Company"), to be voted at the Company's Annual Meeting of Stockholders (the "Annual Meeting") and any adjournments thereof. The Annual Meeting will be held at the Company's corporate offices located at 2002 Papa John's Boulevard, Louisville, Kentucky on Thursday, May 15, 2003, at 11:00 a.m. (E.D.T.) for the purposes set forth in this Proxy Statement and the accompanying Notice of Annual Meeting. This Proxy Statement and accompanying proxy card are first being mailed to stockholders on or about April 14, 2003.

        A stockholder signing and returning a proxy has the power to revoke it at any time before the shares subject to it are voted by (i) notifying the Secretary of the Company in writing of such revocation, (ii) filing a duly executed proxy bearing a later date or (iii) attending the Annual Meeting and voting in person. If a proxy is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the proxy will be voted FOR the nominees for director named in the Proxy Statement and FOR the ratification of Ernst & Young LLP as the Company's independent auditors for the 2003 fiscal year and in the discretion of proxy holders on such other business as may properly come before the Annual Meeting.

        The original solicitation of proxies by mail may be supplemented by telephone and other means of communication and through personal solicitation by officers, directors and other employees of the Company, at no compensation. Georgeson Shareholder Communications, Inc. has been retained to distribute proxy materials and to provide proxy solicitation services for a fee of approximately $5,250, plus reasonable out-of-pocket expenses. Proxy materials will also be distributed through brokers, custodians and other like parties to the beneficial owners of the Company's common stock, par value $.01 per share (the "Common Stock"), and the Company will reimburse such parties for their reasonable out-of-pocket and clerical expenses incurred in connection therewith.

RECORD DATE AND VOTING SECURITIES

        The Board has fixed the record date for the Annual Meeting as the close of business on March 28, 2003 (the "Record Date"), and all holders of record of Common Stock on the Record Date are entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder, for any purpose reasonably related to the Annual Meeting, for a period of ten days prior to the Annual Meeting at the Company's principal executive offices at 2002 Papa John's Boulevard, Louisville, Kentucky. At the Record Date, there were 17,899,512 shares of Common Stock outstanding. For each share of Common Stock held on the Record Date, a stockholder is entitled to one vote on each matter to be considered at the Annual Meeting. A majority of the outstanding shares present in person or by proxy is required to constitute a quorum to transact business at the meeting.

        Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting, who also will determine whether a quorum exists. Abstentions or "withheld" votes will be treated as present and entitled to vote for purposes of determining a quorum, but as unvoted for purposes of determining the approval of matters submitted to the stockholders. Since Delaware law treats only those shares voted "for" a matter as affirmative votes, abstentions or withheld votes will have the same effect as negative votes or votes "against" a particular matter. If a broker indicates that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to that matter.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL HOLDERS

        The following table sets forth certain information as of March 14, 2003 (except as noted otherwise), with respect to the beneficial ownership of Common Stock by (i) each director or nominee for director of the Company, (ii) each of the executive officers named in the Summary Compensation Table in this Proxy Statement, (iii) all directors and executive officers as a group and (iv) each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock.

Directors, Director Nominees and Executive Officers	Number of Shares(1)		Percent of Class(2)
John H. Schnatter P.O. Box 99900 Louisville, Kentucky 40269	5,575,796	(3)	30.6%
Robert J. Wadell	119,000	(4)	*
Charles W. Schnatter	302,792	(5)	1.7%
Julie Larner	50,796	(6)	*
Mary Ann Palmer	69,000	(7)	*
Norborne P. Cole, Jr.	0		—
Owsley Brown Frazier	2,000		*
O. Wayne Gaunce	38,850	(8)	*
Olivia F. Kirtley	0		—
Jack A. Laughery	29,500	(9)	*
Wade S. Oney	687,150	(10)	3.7%
Michael W. Pierce	66,872	(11)	*
Richard F. Sherman	67,200	(12)	*
All directors and executive officers as a group (18 persons, including those named above)	7,318,916	(13)	37.1%
Other 5% Beneficial Owners	Number of Shares(1)		Percent of Class(2)
FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	2,834,357	(14)	15.2%

*
Represents less than one percent of class.

(1)
Based upon information furnished to the Company by the named persons and information contained in filings with the Securities and Exchange Commission ("SEC"). Under SEC rules, a person is deemed to own beneficially shares over which the person has or shares voting or investment power or of which the person has the right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the named persons have sole voting and investment power with respect to shares shown as owned by them.

(2)
Based on 17,898,252 shares outstanding as of March 14, 2003, except as noted otherwise. Shares of Common Stock subject to currently exercisable options are deemed outstanding for purposes of computing the percentage of class for the person or group holding such options but are not deemed outstanding for purposes of computing the percentage of class for any other person or group.

(3)
Includes 299,778 shares subject to options exercisable within 60 days, 367,073 shares held in a GRAT, and 776,415 shares held in a family limited partnership. Mr. Schnatter holds sole voting and investment power for all such shares.

(4)
Represents shares subject to options exercisable within 60 days.

(5)
Includes 159,002 shares subject to options exercisable within 60 days.

(6)
Includes 50,346 shares subject to options exercisable within 60 days.

(7)
Represents shares subject to options exercisable within 60 days.

(8)
Includes 27,000 shares subject to options exercisable within 60 days and 9,000 shares held in a trust of which Mr. Gaunce is co-trustee with shared voting and investment power.

(9)
Includes 27,000 shares subject to options exercisable within 60 days.

(10)
Includes 665,804 shares subject to options exercisable within 60 days.

(11)
Includes 27,500 shares subject to options exercisable within 60 days, 9,000 shares held by a partnership in which Mr. Pierce has a 50% interest, as to which Mr. Pierce shares voting and investment power, and 114 shares held by Mr. Pierce's spouse, as to which shares Mr. Pierce disclaims beneficial ownership.

(12)
Includes 67,000 shares subject to options exercisable within 60 days.

(13)
Includes 1,810,253 shares subject to options exercisable within 60 days held by all directors and executive officers.

(14)
As disclosed in a Schedule 13G filed with the SEC. Reflects beneficial ownership (based on sole or shared voting or dispositive power) of the reporting entity and its affiliates reported as of December 31, 2002. Percentage of class is shown as disclosed in the filing.

1. ELECTION OF DIRECTORS

        The Company's Certificate of Incorporation provides for a classified board of directors, with three classes of directors each nearly as equal in number as possible. Each class serves for a three-year term and one class is elected each year. The Board of Directors is authorized to fix the number of directors within the range of three to fifteen members, and, effective at the 2003 Annual Meeting, the Board size has been set at nine members. Olivia F. Kirtley, Jack A. Laughery and Michael W. Pierce have been nominated as directors in the class serving a term expiring at the 2006 Annual Meeting. Norborne P. Cole, Jr., has been nominated as a director in the class serving a term expiring at the 2004 Annual Meeting. O. Wayne Gaunce, whose term as a director expires at the 2003 Annual Meeting, is retiring from the Board, and the Company wishes to express its appreciation for Mr. Gaunce's years of service.

        The Sarbanes-Oxley Act of 2002, SEC regulations, and proposed changes in listing requirements by NASDAQ, the exchange on which the Company's stock trades, require that by 2004 a majority of the Company's Board be composed of directors deemed "independent" under applicable rules. The Company and the Board's Nominating Committee will continue to search actively for new directors, in order to assist the Company in complying with the new requirements for director independence. The Company expects that in certain cases incoming directors will fill vacancies created by resignations of incumbent directors.

        It is intended that shares represented by proxies received in response to this Proxy Statement will be voted for the nominees listed below, unless otherwise directed by a stockholder in his or her proxy. Although it is not anticipated that any of the nominees will decline or be unable to serve, if that should occur the proxy holders may, in their discretion, vote for a substitute nominee or nominees. Directors are elected by a plurality of the votes cast.

        Set forth below is information concerning the nominees for election and each director whose term will continue after the 2003 Annual Meeting.

Name	Age	Company Position or Office	Director Since
NOMINEES FOR ELECTION TO THE BOARD
Class Serving a Term Expiring in 2006
Olivia F. Kirtley	52	Director nominee	—
Jack A. Laughery(1)	68	Director	1993
Michael W. Pierce(1)	51	Director	1993
Class Serving a Term Expiring in 2004
Norborne P. Cole, Jr.	61	Director nominee	—
DIRECTORS CONTINUING IN OFFICE
Term Expiring in 2004
Charles W. Schnatter(2)	40	Senior Vice President, Chief Development Officer, Secretary and Director	1993
Richard F. Sherman(1)	59	Director	1993
Term Expiring in 2005
John H. Schnatter	41	Founder, Chairman of the Board, Chief Executive Officer and President	1990
Owsley Brown Frazier	67	Director	2001
Wade S. Oney	41	Director	1999

(1)
Messrs. Laughery and Pierce, who are nominees for election as directors at the 2003 Annual Meeting, and Mr. Sherman, the other non-employee director who is continuing in office, have agreed to resign from the Board upon request as the Company seeks qualified candidates for appointment to the Board in light of the new independence requirements.

(2)
Charles Schnatter has agreed to resign from the Board following the 2003 Annual Meeting, if Ms. Kirtley and Mr. Cole are elected.

        Olivia F. Kirtley.    Ms. Kirtley is a Certified Public Accountant and business consultant. She is a past Chairman of the American Institute of Certified Public Accountants (AICPA) and currently serves as Chairman of the AICPA Board of Examiners. From 1979 to 2000, Ms. Kirtley held several key management positions at Vermont American Corporation, a global manufacturer and marketer of power tool accessories, including Vice-President of Finance and Chief Financial Officer, Treasurer and Director of Tax. Ms. Kirtley serves on the boards of directors of Alderwoods Group, Inc., Lancer Corporation and ResCare, Inc.

        Jack A. Laughery.    Mr. Laughery is a restaurant investor and consultant, and has been a Papa John's franchisee since 1992. From 1990 until his retirement in 1994, Mr. Laughery was Chairman of Hardee's Food Systems, Inc. From 1962 to 1990, Mr. Laughery was employed by Hardee's Food

Systems, Inc., retiring as Chief Executive Officer in 1990. Mr. Laughery serves on the boards of directors of Mass Mutual Corporate Investors and Mass Mutual Participation Investors.

        Michael W. Pierce.    Since 1987, Mr. Pierce has been President of Arkansas Investment Group, Inc., which owns real estate in central Arkansas. Since 1992, Mr. Pierce has been President of Arkansas Pizza Group, Inc., a Papa John's franchisee. Since 1996, Mr. Pierce has been President of Missouri Pizza Group, LLC, a Papa John's franchisee, and Highbar Management Group, Inc., which provides management services. Since 1998, Mr. Pierce has been the managing member of Oklahoma Pizza Group, LLC, a Papa John's franchisee. From 1974 to 1987, Mr. Pierce was involved in real estate development and construction, including development of restaurant properties.

        Norborne P. Cole, Jr.    Mr. Cole is a consultant for Silver Eagle Distributors, L.P. of Houston, Texas, which distributes Anheuser-Busch and other products, and serves on its board of directors. Mr. Cole retired in 1998 after a 32-year career with the Coca-Cola Company and its bottlers, most recently serving as Managing Director and Chief Executive Officer of Coca-Cola Amatil in Sydney, Australia, and previously as President and Chief Executive Officer of Coca-Cola Bottling S.A. in Paris, France. Mr. Cole also serves on the board of directors of Lancer Corporation and on the board of the San Antonio Zoo.

        Charles W. Schnatter.    Charles Schnatter has served as Secretary of the Company since 1991, has been a Senior Vice President since 1993, and in 2001 was named Chief Development Officer. He served as General Counsel of the Company from 1991 until March 2002. From 1988 to 1991, he was an attorney with Greenebaum Doll & McDonald PLLC, Louisville, Kentucky, a law firm that provides legal services to the Company. He was a Papa John's franchisee from 1989 to 1997, and has been a franchisee since 1999. Mr. Schnatter served on the board of directors of PJ America, Inc. (now PJ United, Inc.), a Papa John's franchisee, until 2001.

        Richard F. Sherman.    Mr. Sherman is a private investor who has been a Papa John's franchisee, and a consultant to the Company, since 1991. From 1987 to 1991, Mr. Sherman was Chairman and President of Rally's Hamburgers, Inc. From 1984 to 1987, Mr. Sherman was President and a director of Church's Chicken, Inc. From 1971 to 1984, Mr. Sherman was Group Executive Vice President and Director of Hardee's Food Systems, Inc. and its parent, Imasco USA, Inc. Mr. Sherman serves on the board of directors of Reed's Jewelers, Inc., and is Chairman of the board of directors of PJ United, Inc.

        John H. Schnatter.    John Schnatter created the Papa John's concept and founded the Company in 1985. He has served as Chairman of the Board and Chief Executive Officer since 1990 and, from 1985 to 1990, as President, a position to which he was reappointed in 2001. He has been a Papa John's franchisee since 1986.

        Owsley Brown Frazier.    Mr. Frazier retired in 2000 as Vice Chairman of Brown-Forman Corporation, a diversified producer of high-quality consumer products, including wine and spirits and consumer durables. He continues to serve as a director of Brown-Forman and a subsidiary, Lenox, Inc. Mr. Frazier is owner and chairman of Bittners, LLC, an interior and commercial design firm. He is actively involved in numerous business, civic, charitable and educational organizations.

        Wade S. Oney.    Wade Oney served as Chief Operating Officer of the Company from 1995 until 2000; he continues to serve as an employee of the Company working on special projects. From 1992 to 1995, Mr. Oney served as the Company's Regional Vice President of Southeast Operations. From 1989 to 1992, Mr. Oney held various positions with Domino's Pizza, Inc. Mr. Oney has been a franchisee of the Company since 1993.

        John and Charles Schnatter are brothers. There are no other family relationships among the Company's directors, executive officers and other key personnel.

Meetings of the Board of Directors

        The Board met on five occasions during 2002. Each director attended at least 75% of the meetings of the Board and the Board committees on which he served during his period of service in 2002.

Committees of the Board of Directors

        In addition to an Executive Committee, which is comprised of John Schnatter, Charles Schnatter and Richard Sherman, the Board of Directors has standing Compensation, Audit and Nominating committees.

        Compensation Committee.    The Compensation Committee is comprised of Messrs. Gaunce and Laughery. The functions of the Compensation Committee are to review and approve annual salaries and bonuses for all corporate officers and management personnel; review, approve and recommend to the Board of Directors the terms and conditions of all employee benefit plans; and administer the 1993 Stock Ownership Incentive Plan and the 1999 Team Member Stock Ownership Plan. The Compensation Committee met seven times in 2002. See "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION."

        Audit Committee.    The Audit Committee is comprised of Messrs. Frazier, Laughery and Pierce. The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent auditors of the Company; discuss and review the scope and the fees of the prospective annual audit and review the audit results with the independent auditors; review and approve non-audit services of the independent auditors; review compliance with accounting and financial policies of the Company; review the adequacy of the financial organization of the Company; review management's procedures and policies relative to the adequacy of the Company's internal accounting controls and compliance with federal and state laws relating to accounting practices; and discuss with Company's internal audit staff the results of examinations and internal controls. The Audit Committee met three times in 2002. See "AUDIT COMMITTEE REPORT."

        Nominating Committee.    The Nominating Committee is comprised of Messrs. Gaunce, Laughery and Pierce. The principal functions of the Nominating Committee are to recommend to the Board nominees for director to be elected by the Company's stockholders or elected by the Board to fill vacancies, and nominees for selection to membership on the Board's various committees. The Nominating Committee recommended the nominations of Ms. Kirtley and Messrs. Cole, Laughery and Pierce for election to the Board at the 2003 Annual Meeting. Messrs. Laughery and Pierce, as well as Mr. Sherman, have agreed to resign from the Board upon request as the Company seeks qualified candidates for appointment to the Board in light of new director independence requirements.

        As the Company continues to recruit new qualified directors, those directors will be assigned to the Board committees according to their expertise and experience. The Company expects that by 2004 the Compensation, Audit and Nominating committees will be comprised solely of directors who meet all applicable independence requirements.

Compensation of Directors

        Director Compensation Program.    The Company's compensation program for non-employee directors (the "Director Compensation Program") provides for cash compensation based on attendance at Board and committee meetings. Under the terms of the Director Compensation Program, non-employee directors receive a fee of $5,000 for each Board meeting attended in person and $1,000 for participation in a telephonic meeting. Non-employee Board committee members receive $500 for participating in each committee meeting, but no additional compensation for participating in committee meetings scheduled in conjunction with Board meetings.

        Under the terms of the Company's 1993 Stock Option Plan for Non-Employee Directors (the "Director Option Plan"), no grants or awards of options under the Director Option Plan shall be made to a non-employee director if the Company has in effect any other director compensation program applicable to such director (other than for reimbursement of expenses), unless the compensation program specifically provides otherwise. The Director Compensation Program does not provide that any options may be awarded under the Director Option Plan to a director compensated under the Director Compensation Program, and no such options were granted to any directors in 2002. The Director Option Plan provides that any non-employee director who serves on the Executive Committee of the Board and is not compensated under the Director Compensation Program shall receive an annual stock option award of 7,500 shares. The Director Option Plan expires by its terms on April 15, 2003.

        Non-employee directors also receive reimbursement of reasonable out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings. Directors who are employees of the Company do not receive additional compensation for services rendered as a director.

        Director Severance Program.    The Sarbanes-Oxley Act of 2002, SEC regulations, and proposed changes in listing requirements by NASDAQ, the exchange on which the Company's stock trades, require that by 2004 a majority of the Company's Board be composed of directors deemed "independent" under applicable rules. The Company and the Board's Nominating Committee are actively searching for new directors in order to assist the Company in complying with the new requirements. The Company expects that in certain cases incoming directors will fill vacancies created by resignations of incumbent directors.

        Prior to 2001, non-employee directors received their directors' fees in the form of Company stock options under the Director Option Plan. Those options normally terminate within three months following the resignation of a director. As a result, resigning directors will forfeit a portion of their previously earned fees. Because those directors will be resigning in order to facilitate the Company's compliance with applicable laws and regulations, the Company believes that it is appropriate to compensate the resigning directors for the resulting lost fees.

        Accordingly, in March 2003 Company management proposed to the Board, and the disinterested members of the Board approved, a severance program (the "Director Severance Program") that applies to any non-employee director who holds stock options granted under the Director Option Plan and who resigns or agrees not to stand for re-election to the Board in 2003 or 2004. Under the terms of the Director Severance Program, an eligible director will receive, upon his departure from the Board, a cash payment equal to $10,000 for each year of service during the six-year period from 1996 through 2001, with each such annual amount reduced to the extent the director realized any gain from the exercise of stock options granted under the Director Option Plan during that period (or has unrealized gain on such options as of his departure date). A non-employee director who serves on the Executive Committee will receive an additional $16,500 for each full or partial year of Executive Committee service during the period from 1996 through the year of his departure from the Board, with each such annual amount reduced to the extent the director realized any gain from the exercise of stock options granted under the Director Option Plan during that period (or has unrealized gain on such options as of his departure date).

        Directors eligible to participate in the Director Severance Program should they leave the Board are O. Wayne Gaunce, Jack A. Laughery, Michael W. Pierce and Richard F. Sherman, all of whom abstained from voting on adoption of the Director Severance Program. Mr. Sherman is a member of the Executive Committee. Mr. Gaunce, a director of the Company since 1993 and whose term expires at the 2003 Annual Meeting, is retiring from the Board. Under the Director Severance Program, Mr. Gaunce will receive a cash payment of $60,000 upon his departure from the Board, representing $10,000 for each of his six years of service from 1996 through 2001, with no expected reduction for any realized or unrealized gains from stock options granted under the Director Option Plan during that period.

        Messrs. Laughery, Pierce and Sherman have agreed to resign from the Board upon request as the Company and the Nominating Committee recruit qualified candidates for appointment to the Board. The Company cannot predict the timing of such appointments or any resulting resignations of incumbent directors. For purposes of illustration, if Messrs. Laughery, Pierce and Sherman left the Board immediately following the 2003 Annual Meeting, they would be entitled to payments under the Director Severance Program of approximately $60,000, $60,000 and $112,500, respectively, assuming no additional reductions for realized or unrealized gains from stock options subsequent to the date of this Proxy Statement.

        In 2003 the Company will continue to review its compensation program for non-employee directors as well as director compensation programs at other companies. Based on its review, and in order to continue to attract and retain qualified independent directors, the Company may propose to the Board a program providing for an increased level of compensation for non-employee directors, possibly including both cash and equity-based components.

EXECUTIVE COMPENSATION

        The following table sets forth information concerning the annual and long-term compensation paid, earned or accrued by the Company's Chief Executive Officer and its next four most highly compensated executive officers for services rendered in all capacities to the Company for the years indicated.

SUMMARY COMPENSATION TABLE

		Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation ($)(1)			Securities Underlying Stock Options(#)	All Other Compensation ($)(2)
John H. Schnatter Founder, Chairman, Chief Executive Officer and President	2002 2001 2000	$750,923 622,355 229,327	$293,649 112,172 0	$	— — 61,065	(3)	0 20,000 0	$0 379,166 183,021
Robert J. Wadell President, PJ Food Service and Chief Operating Officer	2002 2001 2000	425,000 395,962 293,115	166,890 53,339 0		— — —		0 20,000 0	2,750 2,550 2,550
Charles W. Schnatter Senior Vice President, Chief Development Officer and Secretary	2002 2001 2000	355,385 304,335 224,808	115,914 40,671 15,000		— — —		0 20,000 0	2,750 2,550 1,918
Julie Larner Senior Vice President, Chief Administrative Officer and Treasurer	2002 2001 2000	321,538 245,962 150,643	136,583 33,337 3,500		— — —		0 20,000 0	2,750 2,550 1,411
Mary Ann Palmer Senior Vice President and Chief Resource Officer	2002 2001 2000	329,000 299,352 200,231	118,763 40,538 0		— — —		0 20,000 0	2,750 2,550 2,085

(1)
Except as otherwise indicated, other annual compensation paid to each named executive officer, including perquisites and other personal benefits, did not exceed reporting thresholds.

(2)
The amounts in this column represent:

    (a) For John Schnatter, premiums advanced by the Company for the purchase of split-dollar life insurance coverage; those premiums will be recovered by the Company out of the cash value or proceeds from the policy. The amount shown for 2001 includes premiums advanced for both 2001 and 2002.

    (b) For the other named officers, the amount of the Company's matching contribution to the officer's account in the Company's 401(k) defined contribution plan.

(3)
Includes $45,976 attributable to the Company for payments earned from Papa John's Marketing Fund, Inc., for the use of Mr. Schnatter's image and services in the production and use of Company advertising, $6,914 for automobile allowance and reimbursement of automobile expenses for personal use, and $8,175 for personal tax preparation and planning.

AGGREGATED OPTION EXERCISES IN LAST
FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

        Set forth below is information with respect to option exercises by the named executive officers in the 2002 fiscal year and unexercised stock options held by the named executive officers at the end of the Company's 2002 fiscal year. There were no SARs outstanding at the 2002 fiscal year-end.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End
					Value of Unexercised In-the-Money Options at Fiscal Year-End($)(2)
Name	Shares Acquired On Exercise	Value Realized($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John H. Schnatter	0	—	299,778	13,000	$1,402,217	$64,937
Robert J. Wadell	0	—	119,000	11,000	245,840	55,927
Charles W. Schnatter	6,500	$123,479	159,002	9,500	512,197	49,170
Julie Larner	0	—	50,346	8,000	227,387	42,412
Mary Ann Palmer	0	—	69,000	9,500	188,393	49,170

(1)
The Value Realized represents the difference between the fair market value on the date of exercise and the total option exercise price.

(2)
Based on the difference between the option exercise price and the last reported sale price of the Common Stock ($28.13) as reported on The Nasdaq Stock Market on December 27, 2002, the last trading day of the Company's 2002 fiscal year.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The following report includes a discussion of the Compensation Committee's philosophy on executive compensation, the primary components of the Company's compensation program and a description of the Chief Executive Officer's compensation package during 2002. The Committee held seven meetings in 2002.

        Compensation Principles.    The Compensation Committee is responsible for reviewing and approving the compensation of the Company's executive officers and administering the Company's incentive compensation and stock option plans. The Committee believes the following principles are important in compensating executive officers:

  •
  Base compensation awarded by the Company should be effective in attracting, motivating and retaining key executives.

  •
  Incentive compensation should be awarded based on the achievement of identified goals for the Company, as well as on individual scope of responsibilities and performance.

  •
  Executive officers should have an equity interest in the Company to encourage them to manage the Company for the long-term benefit of stockholders.

        Each form of compensation, as applied to the Company and its executive officers, is discussed below.

        Annual Salary.    The Committee reviews salary levels of the Chief Executive Officer and the Company's other officers on an annual basis, and makes adjustments the Committee deems appropriate or necessary. The Committee approved executive salaries for 2002 based upon market pricing information, together with consideration of each officer's scope of responsibilities and individual performance, as well as the importance of the position to the implementation of the Company's strategies. The Company has established a general target for base compensation of officers, including executive officers, at the 50thpercentile based on a market review of similar positions in other companies of comparable size based on revenues. The Committee also considered the recommendations of the Chief Executive Officer with respect to the salary levels of other executive officers.

        Bonus Program.    The Company's Management Incentive Plan (the "Incentive Plan"), approved by the Committee, is designed to reward executive and other officers and certain management personnel for the achievement of certain corporate goals. For 2002, the Committee established target funding levels for the Incentive Plan based upon the Company's earnings per share of common stock. The Incentive Plan contemplates aggregate quarterly and annual incentive "pools," each calculated for 2002 based upon the Company's earnings per share exceeding each quarterly or annual target. A prescribed formula is used to allocate the Incentive Plan pools among participants, including executive officers, based primarily upon the relative strategic importance of the participant's position in the Company. Individual Incentive Plan awards may be reduced to reflect individual performance. The Company has established a general target for cash incentive compensation of officers, including executive officers, at the 50th percentile based on a market review of similar positions in other companies of comparable size based on revenues.

        During 2002, certain officers and employees within the Company's restaurant operations, development, international and commissary areas, including two executive officers, were eligible to receive bonuses based on the attainment of operational goals during the fiscal year. The operational goals include targeted sales and profits at the restaurant or commissary level, or on a Company-wide basis, depending upon the employee's position, or the development or opening of a targeted number of Company-owned or franchised restaurants.

        Equity-Based Compensation.    Each executive officer of the Company holds stock options granted under the Company's stock option plans. In January 2002, the Committee authorized stock option awards to certain executive officers and other senior management under the Company's 1999 Team Member Stock Ownership Plan. However, during 2002 the Company changed its approach to equity-based compensation, in part by adopting Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," to expense the cost of employee stock options when granted. During 2002, the Company granted none of such options authorized in 2002 to any executive officer. The Company and the Committee currently are reviewing awards of stock options and other approaches to equity compensation for executive officers and other senior management. One executive officer of the Company received grants of stock options under an individual incentive plan based on the attainment of certain periodic goals with respect to the development of restaurants.

        Compensation of Chief Executive Officer.    The Committee determined the compensation of John H. Schnatter, Founder, Chairman of the Board, Chief Executive Officer and President of the Company, for services rendered in 2002.

        The Committee reviewed market survey data for chief executive officer compensation at companies of comparable size based on revenues, in all industries and in the restaurant industry specifically. Based upon the market pricing information, consistent with the compensation policies and components described above, and in light of Mr. Schnatter's scope of responsibilities, in February 2002 the Committee approved an increase in his base annual salary to $760,000.

        Mr. Schnatter earned a total of $293,649 under the Incentive Plan in 2002. Payments were made to Incentive Plan participants, including Mr. Schnatter, based upon the Company's earnings per share exceeding target levels established by the Committee for each quarter of the Company's fiscal year as well as the full year.

        Mr. Schnatter received no stock options or other equity-based compensation from the Company in 2002.

        OBRA Deductibility Limitation.    The Omnibus Budget Reconciliation Act of 1993 ("OBRA") limits the deduction by public companies of compensation of certain executive officers to $1 million per year, per executive officer, unless certain criteria are met. It is the Company's policy to comply whenever appropriate and possible with the requirements of OBRA applicable to the qualification of any such compensation for deductibility, and the Committee continues to review issues relating to this compensation deduction limitation.

COMPENSATION COMMITTEE
Jack A. Laughery, Chairman O. Wayne Gaunce

AUDIT COMMITTEE REPORT

        Securities and Exchange Commission rules that took effect in 2000 require that for all votes of stockholders the proxy statement include a report of the Audit Committee addressing several matters identified in the rules. In addition, the SEC requires that any written charter adopted by the Audit Committee be included as an attachment to the proxy statement at least once every three years. The Audit Committee adopted a new written charter in 2000, a copy of which was included in the proxy statement issued in connection with the Company's 2001 annual meeting of stockholders. In light of changes in corporate-governance laws and regulations applicable to the Company, the Audit Committee will re-examine and update its charter, a copy of which will be published in the proxy statement to be issued in connection with the Company's 2004 Annual Meeting.

        Under its charter, the Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the financial reporting process, including the systems of internal controls. The Company's independent auditors, Ernst & Young LLP, are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report on those financial statements.

        In fulfilling its oversight responsibilities, the Committee reviews the consolidated audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements. The Committee has reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards (SAS) No. 61 (Communication with Audit Committees). In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by Independence Standards Board (ISB) Standard No. 1 (Independence Discussions with Audit Committees), and considered the compatibility of nonaudit services with the auditors' independence.

        The Committee held three meetings during fiscal year 2002. The Committee discussed with the Company's independent auditors the overall scope and plans for their audits. The Committee meets with the independent auditors, with and without management present, to discuss the overall quality of the Company's financial reporting, and meets with both the independent auditors and the Company's internal audit staff to discuss the results of their examinations and their evaluations of the Company's internal controls. Additionally, the Committee's Chairman, as a representative of the Committee, corresponds with the independent auditors prior to public release of the Company's quarterly and annual earnings announcements.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 29, 2002, for filing with the SEC. The Committee and the Board have also recommended, subject to shareholder approval, the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 28, 2003.

AUDIT COMMITTEE
Michael W. Pierce, Chairman Owsley Brown Frazier Jack A. Laughery

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Immediately prior to its initial public offering of Common Stock in 1993, the Company's Board of Directors adopted a policy requiring that all future transactions with affiliates be on terms comparable to those that the Company could obtain from unaffiliated third parties. In addition, the policy requires that all such transactions be approved by a majority of the members of the Board who are not officers or employees of the Company and who do not have an interest in the transaction.

        The current members of the Compensation Committee, Messrs. Gaunce and Laughery, are franchisees of the Company. Set forth below is a description of transactions during the Company's last fiscal year involving these directors, as well as other directors and executive officers of the Company.

Franchise and Development Arrangements

        Prior to the Company's initial public offering of Common Stock in 1993, certain executive officers and directors of the Company acquired equity interests in entities that were franchisees of the Company and that had rights to develop Papa John's restaurants. Certain of the entities acquired development rights at reduced development fees and also pay a reduced franchise fee when each restaurant is opened. However, such entities pay royalties at the same rate as other franchisees. The Company has entered into additional franchise and development agreements with non-employee directors and executive officers of the Company and entities in which they have an equity interest, and may continue to do so in the future. It is expected that any such arrangements will be on terms no more favorable than with independent third parties.

        Set forth below is a description of franchise and development arrangements between the Company and entities in which the Company's executive officers and directors, as well as their immediate family members, have an equity interest as of the end of the fiscal year or had an equity interest prior to an acquisition of the entity, and the amount of franchise fees, development fees and royalties earned by or paid to the Company from such entities during the last fiscal year. Such entities also purchase various food and other products from the Company's commissary system and may purchase from or through the Company certain goods and services, including insurance, needed to operate a Papa John's restaurant. All such purchases and sales are made on terms and at rates identical to those that may be obtained from the Company by an independent franchisee.

Name and Percentage Owned	Franchise Entity—Amounts Earned
John H. Schnatter (76.0%) Annette Schnatter (24.0%)	Joe K Corporation—Operates one restaurant in Louisville, Kentucky. Paid royalties of $43,264 in 2002. John and Annette Schnatter are husband and wife.
Richard F. Sherman (79.5%) John H. Schnatter (8.3%)	Sherfiz, Inc.—Operates one restaurant in Ohio. Paid royalties of $43,599 in 2002.
Richard F. Sherman (72.0%) John H. Schnatter (8.0%)	Sherfiz II,Inc.—Operates one restaurant in Ohio and one in West Virginia. Paid royalties of $64,638 in 2002.
Richard F. Sherman (72.0%) John H. Schnatter (8.0%)	P.J. Cambridge, Inc.—Operates one restaurant in Ohio and two in West Virginia. Paid royalties of $84,020 in 2002.
Charles W. Schnatter (29.6%) Richard J. Emmett (29.6%)	Capital Pizza, Inc.—Operates ten restaurants in Illinois and Indiana. Paid royalties of $288,649 in 2002. Mr. Emmett is also an executive officer of the Company.

Wade S. and Elizabeth Oney (100%)
Bam-Bam Pizza, Inc.—Operates 22 restaurants in Florida. Franchise and development fees earned by the Company in 2002 were $40,000. Paid royalties of $794,430 in 2002. Wade and Elizabeth Oney are husband and wife.
Wade S. Oney (100%)	L-N-W Pizza, Inc.—Operates 12 restaurants in Florida. Paid royalties of $534,005 in 2002.
Wade S. Oney (50.0%)	Brown's Pizza, Inc.—Operates two restaurants in Florida. Paid royalties of $77,297 in 2002.
Wade S. Oney (35.0%)	Eagle Eye Pizza, Inc.—Operates three restaurants in Oregon. Paid royalties of $82,229 in 2002.
Jack A. Laughery (12.0%) Richard F. Sherman (2.8%) Nicholas Sherman (5.8%) Merida Sherman (5.7%)
PJ United, Inc. and subsidiaries—Operate 149 restaurants in Alabama, California, Louisiana, Ohio, Oregon, Texas, Utah, Virginia and Washington. Paid royalties of $4,123,619 in 2002. Nicholas and Merida Sherman are the son and daughter, respectively, of Richard Sherman.
Jack A. Laughery (21.2%)	PJIOWA, L.C.—Operates 21 restaurants in Iowa and two restaurants in Illinois. Paid royalties of $631,374 in 2002.
Jack A. Laughery (18.7%) Helen Laughery (3.3%) Brenda Weinke (1.7%) Kelly Winstead (1.7%) M. Christine Laughery (1.7%) Sarah McCauley (1.7%)
Houston Pizza Venture, LP—Operates 59 restaurants in Texas. Franchise and development fees earned by the Company in 2002 were $43,500. Paid royalties of $1,699,741 in 2002. Jack and Helen Laughery are husband and wife, and the other persons named are his daughters.
Michael W. Pierce (75.0%)	Missouri Pizza Group, LLC—Operates six restaurants in Missouri. Paid royalties of $175,792 in 2002.
Michael W. Pierce (65.0%) Carla Pierce (10.0%) Michael W. Pierce, Jr. (10.0%)	Arkansas Pizza Group, Inc.—Operates 15 restaurants in Arkansas. Paid royalties of $349,966 in 2002. Carla Pierce is Michael W. Pierce's wife; Michael W. Pierce, Jr. is his son.
Michael W. Pierce (95.0%)	Oklahoma Pizza Group, LLC—Operates ten restaurants in Oklahoma. Paid royalties of $224,446 in 2002.
Wayne Gaunce (25.7%) Patrick Gaunce (35.0%)	Gaunce Management, Inc.—Operates 30 restaurants in Alabama, Illinois, Kentucky, Mississippi, Missouri and Tennessee. Paid royalties of $982,607 in 2002. Patrick Gaunce is the son of Wayne Gaunce.
Wayne Gaunce (25.3%) Patrick Gaunce (35.0%)	OWG, Inc. (1)—Operated one restaurant in Alabama. Paid royalties of $19,113 in 2002.
Wayne Gaunce (15.2%) Patrick Gaunce (21.0%)	Texas P.B. Restaurants LP—Operates six restaurants in Texas. Paid royalties of $221,208 in 2002.
Wayne Gaunce (12.7%) Patrick Gaunce (17.5%)	Michigan Restaurant Group, Inc.—Operates nine restaurants in Michigan. Paid royalties of $283,859 in 2002.
Wayne Gaunce (12.7%) Patrick Gaunce (18.2%)	Camelback Pizza, Inc.—Operates 42 restaurants in Arizona. Franchise and development fees earned by the Company in 2002 were $20,000. Paid royalties of $1,126,317 in 2002.

Wayne Gaunce (8.5%) Patrick Gaunce (11.7%)	Mountain Valley, Inc.—Operates five restaurants in Idaho. Paid royalties of $111,339 in 2002.
Patrick Gaunce (49.0%) The Paige Gaunce Benson Trust (51.0%)
SPG, Inc.—Operates two restaurants in Kentucky. Paid royalties of $98,111 in 2002. Wayne Gaunce is the sole trustee of The Paige Gaunce Benson Trust; Ms. Benson, the sole beneficiary, is Wayne Gaunce's daughter.
Wayne Gaunce (8.4%) Patrick Gaunce (11.7%)	Mirage Pizza, Inc.—Operates five restaurants in Arizona. Franchise and development fees earned by the company in 2002 were $20,000. Paid royalties of $140,252 in 2002.

(1)
OWG, Inc. was acquired by another franchisee in August 2002.

Franchisee Loans

        Since 1996, Capital Delivery, Ltd., a wholly owned subsidiary of the Company, has extended loans to selected franchisees from time to time for use in the construction and development of their restaurants and with respect to their acquisition of certain Company-owned restaurants. Loans under the program bear interest at fixed or floating rates, and are generally secured by the fixtures, equipment, signage and, where applicable, the land of each restaurant, the ownership interests in the franchisee and, in certain circumstances, guarantees of the franchisee owners. A typical loan agreement extends for a four-to six-year term.

        Set forth below is a description of franchisee loans from Capital Delivery, Ltd., to entities in which the Company's executive officers and directors, as well as their immediate family members, have an equity interest; the largest aggregate amount outstanding during 2002; and the amount outstanding and the applicable rate of interest on such loans as of February 28, 2003.

Name and Percentage Owned	Franchise	Largest Principal Amount Outstanding In Fiscal Year	Principal Amount Outstanding	Interest Rate(1)
Michael W. Pierce (65.0%) Carla Pierce (10.0%) Michael W. Pierce, Jr. (10.0%)	Arkansas Pizza Group, Inc.	$50,000	$0	5.75%
Michael W. Pierce (75.0%)	Missouri Pizza Group, LLC	144,433 200,000	0 150,000	9.50 5.25	% %
Michael W. Pierce (95.0%)	Oklahoma Pizza Group, LLC	200,000	166,667	5.25%

(1)
Applicable interest rate as of February 28, 2003, or, if earlier, the date paid in full.

Employment Agreement

        Wade Oney served as Chief Operating Officer of the Company from 1995 until he relinquished that position in 2000. Mr. Oney remains a director and franchisee of the Company, and continues to serve as an employee working on special projects. Under the terms of Mr. Oney's arrangement with the

Company, he receives an annual salary of $75,000 and is eligible to earn an annual bonus of up to $25,000; he earned no bonus in 2002.

Consulting Agreement

        The Company and Richard F. Sherman, a director of the Company, are parties to a 1991 consulting agreement, as amended (the "Consulting Agreement"), pursuant to which the Company pays Mr. Sherman a monthly consulting fee of $12,000, and provides him with group health insurance. The total amount paid to Mr. Sherman in 2002 under the Consulting Agreement was $144,000, and the value of group health benefits provided to Mr. Sherman in 2002 was $4,440. Mr. Sherman is also entitled to compensation at a rate of $157 per hour for each hour of consulting service provided in excess of 30 hours per month. After termination of the Consulting Agreement, Mr. Sherman has agreed not to compete with the Company in any capacity for a period of twelve months, and in any business that offers pizza on a delivery basis anywhere in the United States for a period of two years. Under the terms of the Company's Director Option Plan, Mr. Sherman, as a member of the Executive Committee of the Board, received an annual stock option award for 2002 of 7,500 shares.

Other Transactions

        During 2002, the Company paid $469,031 to Hampton Airways, Inc. ("Hampton"), for charter aircraft services. Hampton's sole shareholder is John Schnatter. The Company believes the rates charged to the Company were at or below rates that could have been obtained from an independent third party for similar aircraft.

        In 1999, the Papa John's Franchise Advisory Council, an advisory group including Papa John's franchisees that meets periodically to discuss issues of importance to the Company and its franchisees, initiated a program that allows the cost of cheese to Papa John's restaurants to be established on a quarterly basis. Certain franchisees of the Company formed a corporation, BIBP Commodities, Inc. ("BIBP"), that purchases cheese at the prevailing market price and sells it to the Company's distribution subsidiary, PJ Food Service, Inc. ("PJFS"), at a fixed quarterly price based in part upon historical average market prices. PJFS in turn sells cheese to Papa John's restaurants at a set quarterly price. The purchase of cheese by PJFS from BIBP is not guaranteed. Capital Delivery, Ltd., a wholly owned subsidiary of the Company, has made available a $2.6 million line of credit to BIBP to fund cash deficits as they may arise; as of March 14, 2003, no extensions of credit under the line were outstanding. Among the shareholders of BIBP are the following: Wade Oney (9.09%), a franchisee entity owned in part by Michael Pierce (9.09%), a franchisee entity owned in part by Wayne Gaunce (18.18%), and a franchisee entity owned in part by Richard Sherman and Jack Laughery (18.18%). BIBP has paid its shareholders a total annual dividend equal to eight percent of each shareholder's initial investment; payment of future dividends is at the discretion of BIBP's board of directors and will depend upon the financial condition of BIBP and general business conditions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission. Based on a review of these reports and written representations from the reporting persons, the Company believes that all applicable Section 16(a) reporting requirements were complied with for all Common Stock transactions in 2002, except as follows: Jack A. Laughery, a director of the Company, reported late on Form 4 a sale of shares by his wife, as to which shares Mr. Laughery previously disclaimed beneficial ownership. William M. Van Epps, an executive officer of the Company, reported late on Form 4 two grants of stock options received under a quarterly incentive program.

STOCK PERFORMANCE GRAPH

        The following performance graph compares the cumulative total return of the Company's Common Stock to the NASDAQ Stock Market (U.S.) Index and a group of the Company's peers consisting of U.S. companies listed on NASDAQ with standard industry classification (SIC) codes 5800-5899 (Eating and drinking places). Relative performance is compared for the five-year period from December 26, 1997, to December 27, 2002, each the last trading day of the Company's fiscal year. The graph assumes that the value of the investments in the Company's Common Stock and in each index was $100 at December 26, 1997, and, with respect to the index and peer group, that all dividends were reinvested.

Prepared by CRSP (www.crsp.uchicago.edu), Center for Research in Security Prices, Graduate School of Business, The University of Chicago. Used with permission. All rights reserved. © Copyright 2003

2. RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

        Subject to ratification by the stockholders of the Company, the Board of Directors has reappointed Ernst & Young LLP, independent auditors, to examine the consolidated financial statements of the Company for the fiscal year ending December 28, 2003. Ernst & Young LLP has audited the Company's financial statements since 1991. Fees paid to Ernst & Young LLP by the Company in 2002 were as follows: $164,003 for the annual audit and quarterly reviews; $85,540 for audit-related services; and $290,467 for nonaudit services, primarily consisting of tax services.

        Representatives of Ernst & Young LLP will be present at the Annual Meeting to make a statement if they desire to do so and respond to questions by stockholders. The affirmative vote of a majority of the shares represented at the meeting is required for the ratification of the Board's selection of Ernst & Young LLP as the Company's independent auditors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

OTHER BUSINESS

        The Board of Directors is not aware of any matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting and routine matters incident to the conduct of the meeting. If any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy, or their substitutes, intend to vote on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS

        In order for a stockholder proposal to be considered for inclusion in the Company's proxy statement for next year's Annual Meeting, the written proposal must be received by the Company no later than December 16, 2003. Such proposals also will need to comply with Securities and Exchange Commission regulations regarding the including of stockholder proposals in Company-sponsored proxy materials. Similarly, in order for a stockholder proposal to be introduced at next year's Annual Meeting, written notice must be received by the Company not less than 60 days prior to the scheduled date of the meeting. All stockholder proposals also must comply with certain requirements set forth in the Company's Certificate of Incorporation. A copy of the Certificate of Incorporation may be obtained by written request to the Secretary of the Company at the Company's principal offices at P.O. Box 99900, Louisville, Kentucky 40269-0900.

ANNUAL REPORT

        The Company's Annual Report to Stockholders for the fiscal year ended December 29, 2002, accompanies this Proxy Statement.

By Order of the Board of Directors
/s/ CHARLES W. SCHNATTER CHARLES W. SCHNATTER Senior Vice President, Chief Development Officer and Secretary

Louisville, Kentucky
April 14, 2003

DETACH HERE

PAPA JOHN'S INTERNATIONAL, INC.
P.O. Box 99900, Louisville, Kentucky 40269-0900
Annual Meeting of Stockholders
This Proxy is Solicited on Behalf of the Board of Directors

        The undersigned, a stockholder of PAPA JOHN'S INTERNATIONAL, INC., a Delaware corporation (the "Company"), hereby constitutes and appoints CHARLES W. SCHNATTER and KENNETH M. COX, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all shares of the Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Company's corporate offices at 2002 Papa John's Boulevard, Louisville, Kentucky, on Thursday, May 15, 2003, at 11:00 A.M. (E.D.T.) and at any adjournment thereof.

The undersigned hereby instructs said proxies or their substitutes:

  (1)
  ELECTION OF DIRECTORS: Norborne P. Cole, Jr., Olivia F. Kirtley, Jack A. Laughery, Michael W. Pierce
☐ FOR the above-named nominees	☐ WITHHOLD AUTHORITY to vote for the above-named nominees
INSTRUCTION:	To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:
  (2)
  Ratification of the Selection of Independent Auditors: To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the 2003 fiscal year.
☐ FOR	☐ AGAINST	☐ ABSTAIN
  (3)
  Discretionary Authority: To vote with discretionary authority with respect to all other matters which may properly come before the Annual Meeting.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREINBEFORE GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN ITEM 1 AND FOR THE PROPOSAL SET FORTH IN ITEM 2. MANAGEMENT RECOMMENDS A VOTE FOR THE ABOVE MATTERS.

(Continued, and to be signed on other side)

DETACH HERE

(Continued from other side)

The undersigned hereby revokes all proxies heretofore given and ratifies and confirms all that the proxies appointed hereby, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated April 14, 2003, and a copy of the Company's Annual Report for the fiscal year ended December 29, 2002.

Signature	Date

Signature (if held jointly)	Date
Please sign exactly as name appears on proxy. If shares are held by joint tenants, all parties in the joint tenancy must sign. When signing as attorney, executor, administrator, trustee or guardian, state capacity. If executed by a corporation, the proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 15, 2003
IMPORTANT
RECORD DATE AND VOTING SECURITIES
SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL HOLDERS
1. ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCK PERFORMANCE GRAPH
OTHER BUSINESS
STOCKHOLDER PROPOSALS
ANNUAL REPORT